Exhibit 21.1

CARDINAL ENERGY GROUP, INC.

Subsidiaries

Name	Jurisdiction of Incorporation or Organization
CEGX of Texas, LLC	Texas

RedBird Social, LLC	Florida

Continental Energy, LLC	Ohio